Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Pricing of

Public Offering of 3.3 Million Shares of Common Stock

Irvine, Calif., December 6, 2012 — Pacific Premier Bancorp, Inc.  (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank, announced today that it has priced a public offering of 3,300,000 shares of its common stock at $10.00 per share.  The net proceeds from the offering after deducting underwriting discounts and commissions and estimated offering expenses are expected to be approximately $30,880,000.  The shares were sold in an underwritten public offering by Raymond James & Associates, Inc. and D.A. Davidson & Co.  The Company has granted the underwriters a 30-day option to purchase up to an additional 495,000 shares of the Company’s common stock to cover over-allotments, if any.

The Company intends to use the net proceeds of the offering for general corporate purposes, to support our ongoing and future anticipated growth and to augment the capitalization of Pacific Premier Bank. The Company expects to close the sale of common stock, subject to customary conditions, on or about December 11, 2012.

Steven R. Gardner, President and CEO of the Company stated, “I am extremely pleased with the success of this offering and I welcome our new shareholders.  We have significantly grown the Bank over the past year and we intend to remain aggressive in pursuing additional growth opportunities.  This offering will help ensure that we have the capital strength and flexibility to support the continued expansion of our franchise and drive further value creation for our shareholders.”

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  The Company has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in the registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov or by visiting the Company’s website at www.ppbi.com. Alternatively, copies of the prospectus relating to the offering may be obtained by contacting Raymond James & Associates, Inc., 550 West Washington, Suite 1650, Chicago, IL 60661, by calling toll-free 1-877-587-7748 or by e-mailing Mark Edwards at mark.edwards@raymondjames.com.

About Pacific Premier Bancorp, Inc.

The Company owns all of the capital stock of Pacific Premier Bank.  Pacific Premier Bank provides business and consumer banking products to its customers through its ten full-service depository branches in Southern California located in the cities of, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino and Seal Beach.   For additional information about the Company, visit our website www.ppbi.com.

FORWARD-LOOKING COMMENTS

The statements contained herein that are not historical facts are forward-looking statements based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company.  Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company.  There can be no assurance that future developments affecting the Company will be the same as those anticipated by management.  The Company cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, or implied or projected by, such forward-looking statements.  These risks and uncertainties include, but are not limited to, the following:  the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for the Company’s products and services; the impact of changes in financial services policies, laws and regulations; technological changes; the effect of acquisitions that the Company may make, if any, including, without limitation, the failure to achieve the expected revenue growth and expense savings from its pending acquisition of First Associations Bank; changes in the level of the Company’s nonperforming assets and charge-offs; oversupply of inventory and continued deterioration in values of California real estate, both residential and commercial; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setters; possible other-than-temporary impairments of securities held by the Company; the impact of current governmental efforts to restructure the U.S. financial regulatory system; changes in consumer spending, borrowing and savings habits; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; ability to attract deposits and other sources of liquidity; changes in the financial performance and/or condition of the Company’s borrowers; changes in the competitive environment among financial and bank holding companies and other financial service providers; unanticipated regulatory or judicial proceedings; and the Company’s ability to manage the risks involved in the foregoing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s 2011 Annual Report on Form 10-K filed with the SEC and other filings made by the Company with the SEC.

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

Contact:

Pacific Premier Bancorp, Inc.

Steven R.  Gardner

President/CEO

714.431.4000

Kent J. Smith

Executive Vice President/CFO

714.431.4000